AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the “Agreement”), dated as of November 20, 2014 (the “Effective Date”) and originally dated as of August 25, 2006, is between THE CLOROX COMPANY, a Delaware corporation (the “Company”) and Donald Knauss (the “Executive”).

The Board of Directors of the Company (the “Board”) believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Certain Definitions.

(a) The “Annual Bonus” shall mean the annual award the Executive receives in any year under the Company’s Annual Incentive Plan (“AIP Plan”) and/or the Company’s Executive Incentive Compensation Plan (“EIC Plan”) or any successors thereto.

(b) The “Average Annual Bonus” shall mean the average Annual Bonus the Executive received for the three (3) completed fiscal years immediately preceding the Date of Termination.

(c) The “Bonus Target” shall mean the Annual Bonus that the Executive would have received in a fiscal year under the AIP Plan and/or the EIC Plan, if the target goals had been achieved. If the Executive’s AIP and/or EIC target award changed during the course of the applicable fiscal year on account of a change in the Executive’s duties and responsibilities, the Executive’s AIP and/or EIC target award for purposes of this Agreement shall be calculated based on a weighted average of the Executive’s specific target awards based on the period of time during which each was in effect.

(d) The “Change in Control Date” shall mean the first date on which a Change in Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if the Company either terminates the Executive’s employment without Cause or acts in a manner that provides an Executive with the basis to resign for a Good Reason, but in either case only if (1) (i) such termination or other act is made at the request of a third party who has expressed an intent or taken action to cause a Change in Control to occur and (ii) a Change in Control in fact occurs on or before the first anniversary of the termination of Executive’s employment that results in that third party being in control of the ownership of the Company’s securities or business or being a member of a group that acquires control of the ownership of the Company’s securities or business, or (2) such termination or other act occurs either (i) on or before three months prior to the occurrence of a Change in Control or (ii) with respect to a negotiated transaction that results in a Change in Control, between the time of the signing of a definitive agreement with respect to such transaction and the closing of such transaction, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment. (e) The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination for Cause or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the 30th day following receipt by the Company of the Notice of Termination for Good Reason if the Company fails to cure the problem during the 30-day cure period, or any later date specified in the Notice of Termination for Good Reason, as the case may be, (iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (v) if the Executive’s employment is terminated by Executive without Good Reason (and not due to Disability), the date of receipt of the Notice of Termination or any later date specified therein, as the case may be.

(f) “Disability” shall mean that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is receiving income replacement benefits for a period of not less than three (3) months under the Company’s accident and health plans by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(g) The “Separation Period” shall mean the period from the Date of Termination through the third anniversary of the Date of Termination.

2. Change in Control. For the purpose of this Agreement, a “Change in Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 50% of either the total fair market value or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), or (ii) during a 12 month period ending on the date of the most recent acquisition by such Person, 30% of the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, including any acquisition which by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason within any period of 12 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding any other provision in this Section 2, any transaction defined in Section 2(a) through (c) above that does not constitute a “change in the ownership or effective control” of the Company, or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulations 1.409A-3(a)(5) and 1.409A-3(i)(5) shall not be treated as a Change in Control.

3. Severance Protection Period.

(a) This Agreement became effective on the Effective Date. After the Effective Date, this Agreement may be amended, modified, suspended or terminated at any time by the Company; provided, however, that no such action may become effective for one (1) year following the date of such action without the prior written consent of Executive (or his legal representative). The terms of this Agreement shall remain in effect until either (i) the time that the Executive is no longer employed by the Company, if the Severance Protection Period has not commenced for the Executive in the interim, or (ii) if the Severance Protection Period has commenced at or before the time that the Executive is no longer employed by the Company, the date as of which all of the duties and obligations of the parties have been satisfied under this Agreement. The terms and conditions of the Executive’s employment shall be as set forth in the Amended and Restated Employment Agreement between the Executive and the Company dated of November 20, 2014, as it may be amended from time to time (the “Current Agreement”) during the term thereof. From and after the Effective Date, this Agreement shall supersede the Current Agreement and any other agreement between the parties, but only with respect to the specific matter described further in Section 3(b) below.

(b) This Agreement addresses the terms and conditions under which Executive shall be entitled to severance benefits in connection with certain separations from service with the Company for the period commencing on the Change in Control Date and ending on the second anniversary of the later of (i) the Change in Control Date or (ii) the date of on which a Change in Control occurs (the “Severance Protection Period”).

4. Termination of Employment.

(a) Cause. The Company may terminate the Executive’s employment during the Severance Protection Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(b) Good Reason. Executive may terminate his employment with the Company during the Severance Protection Period with or without Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason provided the Executive delivers the written notice to the Company set forth in Section 4(c) and the Company fails to cure the issue. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of the Current Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the material provisions of Executive’s compensation plans, programs, agreements or arrangements as in effect immediately prior to the Change in Control, which material provisions shall consist of base salary, cash incentive compensation target bonus opportunity, equity compensation opportunity in the aggregate, savings and retirement benefits in the aggregate, and welfare benefits (including medical, dental, life, disability and severance benefits) in the aggregate, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location requiring the Executive’s commute to increase by more than 50 miles from his commute immediately prior to the Change in Control;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any material failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

Notwithstanding the above, a failure by the Company’s stockholders to elect the Executive to the Board shall not constitute Good Reason, but a failure by the Board to nominate the Executive to the Board at any time shall constitute Good Reason.

(c) Notice of Termination.

(i) Any termination by the Company for Cause shall be communicated by Notice of Termination for Cause to the Executive given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination for Cause” means a written notice which (X) indicates the specific termination provision in this Agreement relied upon, (Y) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (Z) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination for Cause any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(ii) Any termination by the Executive for Good Reason shall be communicated by Notice of Termination for Good Reason to the Company within a period not to exceed 90 days of the initial existence of the condition and given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination for Good Reason” means a written notice which (X) indicates the specific termination provision in this Agreement relied upon, (Y) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (Z) the Executive’s intended Date of Termination if the Company does not cure the issue (which date shall be not less than thirty days after the giving of such notice). After receipt by the Company of the Notice of Termination for Good Reason, the Company shall have at least 30 days during which it may remedy the condition and thereby cure the event or circumstance constituting “Good Reason”.

5. Obligations of the Company upon Termination.

(a) By the Executive for Good Reason; or by the Company Other Than for Cause, Death or Disability. Subject to Section 5(c), if, during the Severance Protection Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay, or cause to have paid or provided, to the Executive the aggregate of the following amounts: A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any accrued but unused vacation pay, (3) reimbursement of any unpaid business expenses in accordance with the Company’s policy on business expense reimbursement and (4) all unpaid accrued and vested benefits under all pension, savings and other retirement benefit and deferred compensation plans and all welfare benefit plans in which the Executive participated prior to such termination (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”). The amounts described in clauses (1), (2) and (3) above shall be paid in a lump sum in cash within 30 days after the Date of Termination and the benefits described in clause (4) above shall be provided in accordance with the terms of the applicable plans.

B. an amount equal to the following:

Average Annual	X	# of days in the current fiscal year
Bonus		through the Date of Termination
365

provided, however, that, the Company shall pay the Executive a retirement bonus in accordance with the terms of the Company's AIP Plan, EIC Plan or any other plan adopted by the Company or pay the amount calculated in accordance with this Section 5(a)(i)(B), whichever is greater, but it shall not be obligated to pay both; and

C. the amount equal to the following:

3     X       (Annual Base Salary + Average Annual Bonus); and

D. an amount equal to the difference between (a) the actuarial equivalent of the aggregate benefits under the Company’s qualified pension and profit-sharing plans (the “Retirement Plans”) and any excess or supplemental pension and profit-sharing plans in which the Executive participates (collectively, the “Nonqualified Plans”), specifically including the Company SERP, which the Executive would have been entitled to receive if the Executive’s employment had continued for the Separation Period, assuming (to the extent relevant) that the Executive’s compensation during the Separation Period would have been equal to the Executive’s compensation as in effect immediately before the termination or, if higher, on the Change in Control Date, and that employer contributions to the Executive’s accounts in the Retirement Plans and the Nonqualified Plans during the Separation Period would have been equal to the average of such contributions for the three years immediately preceding the Date of Termination or, if higher, the three years immediately preceding the Change in Control Date, and (b) the actuarial equivalent of the Executive’s actual aggregate benefits (paid or payable), if any, under the Retirement Plans and the Nonqualified Plans as of the Date of Termination (the actuarial assumptions used for purposes of determining actuarial equivalence shall be no less favorable to the Executive than the most favorable of those in effect under the Retirement Plan and the Nonqualified Plans on the Date of Termination and the date of the Change in Control);

(ii) For the Separation Period, the Company shall

A. if the Executive participated in a Company self-insured medical plan (which does not satisfy the requirements of Section 105(h)(2)) immediately prior to the Date of Termination, pay to the Executive or cause to have paid on the Executive’s behalf the Company’s portion of the premium payable under the Company’s group health plans for providing health benefits (i.e., medical, dental and vision benefits) to the Executive and to those family members covered through Executive under the Company’s group health plans at the time of the commencement of the Separation Period, such coverage to be provided under the group health plans in which Executive and his covered family members are participating at the time of the commencement of the Separation Period or elect in accordance with the Company’s applicable established procedures (reduced by any amounts which Executive is required to pay for such health benefit coverage as described in further detail below). The Company shall pay or cause to have paid all amounts due under this Section 5(a)(ii) in annual installments, with the first installment due or credited within 30 days after the Date of Termination and subsequent installments being made or credited on the anniversary thereof; provided, however, that subsequent installments may be reduced or eliminated to the extent that Executive becomes eligible for other health coverage through a subsequent employer; or

B. if paragraph A above is not applicable (because the Executive participated in a health benefit program to which Section 105(h) is not applicable, such as the Company’s HMO immediately prior to the Date of Termination), continue benefits under such health plan on the same basis as an employee of the Company, so long as such continued coverage does not violate the Patient Protection and Affordable Care Act of 2010.

The purpose of providing the benefits pursuant to this Section 5(a)(ii) shall be to provide the Executive and/or the Executive’s covered family members with continued health benefits at least equal to those which would have been provided to them in accordance with the Company’s health plans, programs, practices and policies if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families (in each case with such contributions by the Executive as would have been required had the Executive’s employment not been terminated); provided, however, that each continued benefit under a health plan sponsored by the Company described herein shall cease upon the earliest of: (i) three years from the Date of Termination; (ii) the Executive’s 65th birthday; or (iii) the Executive’s eligibility for the same type of health benefit (i.e., medical, dental or vision coverage) under a subsequent employer’s group health plans. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies of the Company, the Executive shall be considered to have remained employed during the Separation Period and to have retired on the last day of such period. The Separation Period shall not be subtracted from the period of months for which the Executive is eligible for benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985;

(iii) if the Executive was entitled to receive financial planning and/or tax return preparation benefits immediately before the Date of Termination, the Company shall continue to provide the Executive with such financial planning and/or tax return preparation benefits with respect to the calendar year in which the Date of Termination occurs (including without limitation the preparation of income tax returns for that year), on the same terms and conditions as were in effect immediately before the Date of Termination (disregarding for all purposes of this clause (iii) any reduction or elimination of such benefits that was the basis of a termination of employment by the Executive for Good Reason); and

(iv) all awards granted to the Executive prior to the Change in Control under the Company’s 2005 Stock Incentive Plan or any successor plan thereto will become immediately fully vested and any such awards constituting stock options will be immediately fully exercisable in the event that the Executive’s termination occurs during the Severance Protection Period.

To the extent any benefits described in Section 5(a)(ii) and (iii) cannot be provided pursuant to the appropriate plan or program maintained for employees, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive.

(b) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause, or on account of death or Disability, during the Severance Protection Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive all Accrued Obligations to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Severance Protection Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for the payment of all Accrued Obligations to the extent theretofore unpaid. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination or as otherwise provided in the applicable benefit plan as the case may be.

(c) Specified Employee. Notwithstanding the foregoing, if the Executive is a Specified Employee (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) on the Date of Termination and all payments subject to Section 409A of the Internal Revenue Code (the “Code”) specified in Section 5(a) are not made by March 15 of the year immediately following the Date of Termination, the following shall apply: Such payments may be made to the extent that the amount does not exceed two times the lesser of (i) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year preceding the termination, or (ii) the maximum amount that may be taken into account pursuant to Section 401(a)(17) of the Code ($260,000 in 2014) for the year in which the Executive has terminated. Any amounts exceeding such limit, may not be made before the earlier of the date which is six (6) months after the Date of Termination or the date of death of the Executive. Furthermore, any payments pursuant to this Section 5 shall be postponed until six (6) months following the end of the consulting period so long as the Executive continues to work on a consulting basis for the Company following termination and such consulting requires the Executive to work more than 20% of his average hours worked during the 36 months preceding his termination. Any payments that were scheduled to be paid during the six (6) month period following the Executive’s Date of Termination, but which were delayed pursuant to this Section 5(c), shall be paid without interest on, or as soon as administratively practicable after, the first day following the six (6) month anniversary of the Executive’s Date of Termination (or, if earlier, the date of Executive’s death). Any payments that were originally scheduled to be paid following the six (6) months after the Executive’s Date of Termination, shall continue to be paid in accordance to their predetermined schedule.

(d) Release. The Executive shall have 21 days following termination (or such longer period as may be required by law, but in no event greater than 60 days following termination) in which to execute a General Release (“Release”) in a form substantially equivalent to the attached Exhibit (which may be amended by the Company, from time to time, to conform to applicable law) and seven days in which to revoke the Release after its execution. If the Executive does not execute, or having executed, effectively revokes the Release, the Company will not be obligated to provide any benefits or payments of any kind to the Executive. If the condition of providing a release by the Executive could cause the payment of any amount or provision of any benefit subject to such release to be paid or provided in either of two taxable years of the Executive, such amount or benefit shall be paid or provided in the later such taxable year.

6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify by the express terms of such plan, program or policy, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as specifically provided in Section 5(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment.

8. Parachute Limitation.

(a) Notwithstanding any other provision of this Agreement, in the event that any amount or benefit that may be paid or otherwise provided to or in respect of the Executive by or on behalf of the Company or any affiliate, whether pursuant to this Agreement or otherwise (collectively, “Covered Payments”), is or may become subject to the tax imposed under Section 4999 of the Code (or any successor provision or any comparable provision of state, local or foreign law) (“Excise Tax”), then the portion of the Covered Payments that would be treated as “excess parachute payments” under Code Section 280G (“Covered Parachute Payments”) shall be reduced so that no amount of the Covered Parachute Payments, in the aggregate, are subject to the Excise Tax, if and only if, taking into account all applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Executive, on an after-tax basis, of a greater amount of Covered Payments than if not so reduced. In the event that it is determined that the amount of any Covered Payments will be reduced in accordance with this Section 8(a), the same independent tax professional experienced in the completion of the calculations described in this Section 8 (“Tax Professional”) making the determinations described in Section 8(b) below shall designate which of the Covered Payments shall be reduced and to what extent in a manner that maximizes the Executive’s economic benefit of the Covered Payments. In the event that it is determined that a reduction of the Covered Payments would not result in a greater after-tax amount of benefits under this Agreement to the Executive, then no reduction shall be made under this Section 8(a).

(b) The determination of (i) whether an event described in Section 280G(b)(2)(A)(i) of the Code has occurred, (ii) the value of any Covered Parachute Payments, (iii) whether any reduction in the Covered Payments is required under Section 8(a), and (iv) the amount of any such reduction, shall be made initially by the Tax Professional. The Tax Professional shall be selected by the Executive, or if the Executive fails to select a Tax Professional within thirty (30) days following the Date of Termination, by the Committee (as constituted prior to the occurrence of any Change in Control). For purposes of making the calculations required by this Section 8, the Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the Executive shall furnish to the Tax Professional such information and documents as the Tax Professional may reasonably request in order to make a determination under this Section 8. The Company shall bear and be solely responsible for all costs the Tax Professional may reasonably incur in connection with any calculations contemplated by this Section 8.

(c) If, notwithstanding any reduction described in Section 8(a), the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of any Covered Payments, then the Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Executive challenges the final IRS determination, a final judicial determination, a portion of the Covered Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive’s net after-tax proceeds with respect to the Covered Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in the Executive’s net after-tax proceeds with respect to the Covered Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 8(c), the Executive shall pay the Excise Tax.

(d) Notwithstanding any other provision of this Section 8, if (i) there is a reduction in the payments to the Executive as described in this Section 8, (ii) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Executive’s benefits had not previously been reduced), and (iii) the Executive pays the Excise Tax, then the Company shall pay to the Executive those payments which were reduced pursuant to this Section 8 as soon as administratively possible after the Executive pays the Excise Tax (but not later than 30 days after notice by the Executive to the Company thereof) so that the Executive’s net after-tax proceeds with respect to the payment of the Covered Payments are maximized.

9. Post Termination Obligations.

(a) Proprietary Information Defined. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any of its affiliated companies, or to its clients, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in the Executive’s possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to the Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

(b) General Restrictions on Use of Proprietary Information. The Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during his employment to the extent necessary to carry out the Executive’s responsibilities under this Agreement, (ii) after termination of his employment as specifically authorized in writing by the Board, and (iii) pursuant to a subpoena.

(c) Non-Solicitation and Non-Raiding. To forestall the disclosure or use of Proprietary Information in breach of Section 9(b), and in consideration of this Agreement, Executive agrees that for a period of two (2) years after termination of his employment, he shall not, for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any of its affiliated companies) any business of any kind in which it is engaged, including, without limitation, the solicitation of its customers as to products which are directly competitive with products sold by the Company at the time of the Executive’s termination, or interference with any of its suppliers or customers, or (ii) solicit for employment any person employed by the Company, or by any of its affiliated companies, during the period of such person’s employment and for a period of three months after the voluntary termination of such person’s employment with the Company.

(d) Contacts with the Press. Following termination, the Executive will continue to abide by the Company’s policy that prohibits discussing any aspect of Company business with representatives of the press without first obtaining the permission of the Company’s Public Relations Department.

(e) Non-Disparagement. The Executive agrees that he will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its employees, officers, directors, stockholders, members, principals or assigns. Nothing herein shall preclude the Executive from complying with applicable disclosure requirements, responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, the Executive promptly informs the Company of any such obligation prior to participating in any such proceedings. The Company likewise agrees that it will not release any information or make any statements, and its officers, directors and other representatives who may reasonably be viewed as speaking on its behalf shall not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Executive. Nothing herein shall preclude the Company from complying with applicable disclosure requirements, responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform the Executive in advance if they have reason to believe such response or testimony will directly relate to the Executive.

(f) Remedies. Nothing in this Section 9 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law. Furthermore, the Executive and the Company agree that the covenants contained in this Section 9 are reasonable and enforceable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not enforceable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court appear unenforceable and to enforce the remainder of the covenants as so amended. The Executive also acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under this Section 9 would be inadequate, and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms, so therefore the Executive acknowledges, consents and agrees that, in addition to any other rights and remedies that the Company may have at law, in equity or under this Agreement (subject to the limitation set forth in Section 9(g) below), upon adequate proof of the Executive’s violation of any such provision of this Section 9, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or posting of any bond. The provisions of this Section 9(f) shall apply with like force against the Company with respect to any remedy available to the Executive for enforcement of Section 9(e).

(g) No Deferral or Withholding by the Company. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive pursuant to this Agreement.

10. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. The rights of Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) All notices or other communications required or permitted hereunder shall be made in writing. Notice shall be effective on the date of delivery if delivered by hand upon receipt or if delivered by use of the recipient’s Company e-mail address upon receipt, on the first business day following the date of dispatch if delivered utilizing next day service by a recognized next day courier to the applicable address set forth below, or if mailed, three (3) business days after having been mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the applicable address set forth below. Notice given by facsimile shall be effective upon written confirmation of receipt of the facsimile.

If to the Executive:

To the residence address for the Executive last shown on the Company’s payroll records.

If to the Company:

The Clorox Company
1221 Broadway
Oakland, California 94612
Attention: General Counsel
Fax: [ ]

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) This Agreement may not be modified or amended in a manner adverse to the interests of the Executive except as provided in Section 3(a) above, or with respect to the Executive, by an instrument in writing signed by the Executive consenting to such modification or amendment. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

(f) Except as provided in Section 6 above, the terms of this Agreement are intended by the parties to be the final expression of their agreement regarding the provision of benefits to be paid by the Company to Executive in connection with certain types of termination of employment in connection with the occurrence of a Change in Control. Except as permitted in Section 6 above, the terms of this Agreement may not be contradicted by evidence of any prior or contemporaneous agreement and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving the Agreement.

(g) In the event of any inconsistency between (a) this Agreement and (b) any other plan, program, practice or agreement in which the Executive participates or is a party, this Agreement shall control.

12. Executive Acknowledgment. The Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

13. Survival. The Executive’s rights under Sections 5, 8, 14, 16 and this Section 13 shall survive any termination of the Executive’s employment and the term of this Agreement.

14. Arbitration and Injunctive Relief.

(a) Any controversy between the Executive or the Executive’s heirs or estate and the Company or any employee of the Company, including but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or related to this Agreement, shall be settled by arbitration before a single arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The location of the arbitration shall be San Francisco, California if the Executive’s current or most recent location of employment with the Company is or was located in Alameda County, California. If it is or was elsewhere, the arbitration shall be held at the city nearest to the Executive’s last location of employment with the Company which has an office of the American Arbitration Association. The arbitrator shall award attorney’s fees to the Executive to the extent that the Executive prevails in the arbitration proceeding.

(b) Notwithstanding the other provisions of this Section 14 or any other provision of this Agreement to the contrary, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 9 of this Agreement will be subject to arbitration under this Section 14, but will instead be subject to determination in a court of competent jurisdiction in the State of California, County of Alameda, which court shall apply California law without reference to the conflict of laws provisions thereof.

15. Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Agreement or any payment hereof to fail to satisfy Section 409A shall have no force or effect until amended to the minimum extent required to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

16. Indemnification. The Company agrees to indemnify the Executive and hold him harmless to the fullest extent permitted by the Company’s certificate of incorporation, bylaws and applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company. The Company shall insure the Executive under any contract of directors and officers liability insurance, insuring members of the Board, during his employment and tenure as a Board member and thereafter for so long as he may be subject to liability for such acts or omissions in the performance of his duties and obligations to the Company.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

18. Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby. This Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision or by its severance herefrom. In lieu of such invalid, illegal or unenforceable provisions there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

The parties have duly executed this Agreement as of the Effective Date that appears at the beginning of this Agreement.

THE CLOROX COMPANY		EXECUTIVE
The Company

By:	/s/ Robert W. Matschullat	/s/ Donald R. Knauss
Name:	Robert W. Matschullat	Donald R. Knauss
Title:	Lead Director, The Clorox Board of Directors	Executive Chairman, The Clorox Board of Directors

EXHIBIT

EXHIBIT
GENERAL RELEASE

This document is an important one. You should review it carefully and, if you agree to it, sign at the end on the line indicated.

You have 21 days to sign this Release, during which time you are advised to consult with an attorney regarding its terms.

After signing this Release, you have seven days to revoke it. Revocation should be made in writing and delivered so that it is received by the Corporate Secretary of The Clorox Company, 1221 Broadway, Oakland, CA 94612 no later than 4:30 p.m. Pacific time on the seventh day after signing this Release. If you do revoke this Release within that time frame, you will have no rights under it. This Release shall not become effective or enforceable until the seven day revocation period has expired.

The agreement for payment of consideration in paragraph 2 will not become effective until the seven day revocation period has passed.

This GENERAL RELEASE is entered into between The Clorox Company (hereinafter referred to as “Employer”) and Donald R. Knauss (hereinafter referred to as “Executive”). Defined terms used in this General Release not defined herein shall have the meaning set forth in the Agreement (as defined below). Employer and Executive agree as set forth herein, including as follows:

1. Executive’s regular employment with Employer will terminate as of _________________, 20_. Executive is ineligible for reemployment or reinstatement with Employer.

2. Upon Executive’s acceptance of the terms set forth herein, the Employer agrees to provide the Executive with compensation and benefits set forth in Section 5 of the Change in Control Severance Agreement (the “Agreement”), which compensation and benefits shall be provided subject to the terms and conditions of the Agreement, a copy of which is attached to this General Release.

3. (a) In consideration of the Employer providing Executive this compensation, Executive and Executive’s heirs, assignees and agents agree to release the Employer, all affiliated companies, agents and employees and each of their successors and assigns (hereinafter referred to as “Releasees”) fully and finally from any claims, liabilities, demands or causes of action which Executive may have or claim to have against the Releasees at present or in the future, except for the following: (i) claims for vested benefits under the terms of an employee compensation or benefit plan, program or arrangement sponsored by the Company, (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds, (iii) claims related to Executive’s COBRA rights, and (iv) claims for indemnification to which Executive is or may become entitled, including but not limited to claims submitted to an insurance company providing the Company with directors and officers liability insurance. The claims released may include, but are not limited to, any tax obligations as a result of the payment of consideration referred to in paragraph 2, and claims arising under federal, state or local laws prohibiting discrimination in employment, including the Age Discrimination in Employment Act (ADEA) or claims growing out of any legal restrictions on the Employer’s right to terminate its employees. Claims of discrimination, wrongful termination, age discrimination, and any claims other than for vested benefits are hereby released.

(b) By signing this document, Executive agrees not to file a lawsuit to assert such claims. Executive also agrees that if Executive breaches this provision, Executive will be liable for all costs and attorneys’ fees incurred by any Releasee resulting from such action.

4. By signing this document, Executive is also expressly waiving the provisions of California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

By signing this document, Executive agrees and understands that Executive is releasing unknown as well as known claims related to Executive’s employment in exchange for the compensation set forth above.

5. Except and until public disclosure is required under applicable law, Executive agrees to maintain in complete confidence the terms of this Release, except as it may be necessary to comply with a legally compelled request for information.

6. Executive’s execution of this General Release and the absence of an effective revocation of such General Release by Executive shall constitute Executive’s resignation from all offices, directorships and other positions then held with the Employer or any of its affiliates, and any other position held for the benefit of or at the request of the Employer or any of its affiliates, and Executive hereby agrees that this General Release constitutes such resignation. Executive also agree to execute a confirmatory letter of resignation if requested.

7. Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belong to the Employer and shall, if physically returnable, be promptly returned to the Employer upon termination of his employment. “Personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, computer media or materials, or copies thereof, and Proprietary Information. Following termination, the Executive will not retain any written or other tangible material containing any Proprietary Information (as defined in the Agreement).

8. The provisions of this General Release are severable and in the event that a court of competent jurisdiction determines that any provision of this General Release is in violation of any law or public policy, in whole or in part, only the portions of this General Release that violate such law or public policy shall be stricken. All portions of this General Release that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of this General Release shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intent of the Employer and Executive under this General Release.

9. Executive agrees to indemnify and hold Employer harmless from and against any tax obligations for which Executive may become liable as a result of this Release and/or payments made pursuant to the Agreement, other than tax obligations of the Employer resulting from the nondeductibility of any payments made pursuant to this Release or the Agreement.

10. Agreeing to this Release shall not be deemed or construed by either party as an admission of liability or wrongdoing by either party.

11. This Release, the Agreement and the plans of The Clorox Company referred to in the Agreement set forth the entire agreement between Executive and the Employer with respect to the subject matter hereof. This Release and the Agreement are not subject to modification except in writing executed by both of the parties. The Clorox Company plan documents of plans referred to in the Agreement may be amended in accordance with the provisions of those plans.

12. Executive acknowledges that (i) Executive has consulted with or has had adequate opportunity to consult with independent counsel of Executive’s own choice concerning the Agreement and this Release, (ii) Executive has been advised by the Company to consult with independent counsel of Executive’s own choice regarding the Agreement and this Release, (iii) Executive is fully aware of the legal effect of the Agreement and this Release, and (iv) Executive agreed to enter into the Agreement, and is likewise entering into this Release, freely based on Executive’s own judgment.

Executive acknowledges by signing below that Executive has not relied upon any representations, written or oral, not set forth in this Release.

EXECUTIVE
Signature
Name
Date
THE CLOROX COMPANY
Signature
Name
Date